Exhibit No. 8


                      IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF DELAWARE


IN RE:                        )
                              )
MARVEL ENTERTAINMENT GROUP,   ) Chapter 11 Case
INC. THE ASHER CANDY COMPANY, )
FLEER CORP., FRANK H. FLEER   )
CORP., HEROES WORLD DISTRI-   ) Nos. 96-2067 (HSB)
BUTION, INC., MALIBU COMICS   ) through 96-2077 (HSB)
ENTERTAINMENT INC., MARVEL    )
CHARACTERS INC., MARVEL DIRECT)
MARKETING INC., and SKYBOX    )
INTERNATIONAL INC.,           ) (Jointly Administered)
                              )
                Debtors.      )
                              )
_____________________________ )
OFFICIAL BONDHOLDERS          )
COMMITTEE, LaSALLE NATIONAL   )
BANK, as Indenture Trustee,   )
                              )
                Appellants,   )
                              )
           v.                 ) Civil Action No. 97-145-RRM
                              )
THE CHASE MANHATTAN BANK, as  )
agent,                        )
                              )
                Appellees.    )
                              )
IN RE:                        )
                              )
MARVEL ENTERTAINMENT GROUP,   ) Chapter 11 Case
INC., THE ASHER CANDY COMPANY,)
FLEER CORP., FRANK H. FLEER   )
CORP., HEROES WORLD DISTRIBU- )
TION, INC., MALIBU COMICS     )
ENTERTAINMENT INC., MARVEL    )
CHARACTERS INC., MARVEL DIRECT)
MARKETING INC., and SKYBOX    )
INTERNATIONAL INC.,           ) Nos. 96-2069 (HSB)
                              )
                Debtors.      ) through 96-2077 (HSB)

_____________________________ ) (Jointly Administered)
OFFICIAL BONDHOLDERS          )
COMMITTEE, LA SALLE NATIONAL  )
BANK, as Indenture Trustee,   )
                              )
                Appellants,   )
                              )
           v.                 ) Civil Action No. 97-146-RRM
                              )
MARVEL ENTERTAINMENT GROUP,   )
INC., THE ASHER CANDY COMPANY,)
FLEER CORP., FRANK H. FLEER   )
CORP., HEROES WORLD DISTRIBU- )
TION, INC., MALIBU COMICS     )
ENTERTAINMENT INC., MARVEL    )
CHARACTERS INC., MARVEL DIRECT)
MARKETING INC., and SKYBOX    )
INTERNATIONAL INC.,           )
                              )
                Appellees.    )


                         ____________________________

                                    OPINION
                         ____________________________


James L. Patton, Jr., Esquire, Laura Davis Jones, Esquire, Brendan Linehan Shannon, Esquire, and Edwin J. Harron, Esquire, Young, Conaway, Stargatt & Taylor, Wilmington, Delaware; Harvey R. Miller, Esquire, Marcia Goldstein, Esquire, and Paul M. Basta, Esquire, Weil Gotshal & Manges LLP, New York, New York; counsel for Marvel Entertainment Group, Inc.

Thomas L. Ambro, Esquire and Mark D. Collins, Esquire, Richards, Layton & Finger, Wilmington, Delaware; Lawrence P. King, Esquire, Chaim J. Fortgang, Esquire, Douglas S. Leibhafsky, Esquire, David C. Bryan, Esquire, and Amy R. Wolf, Esquire, Wachtell, Lipton, Rosen & Katz, New York, New York; counsel for Chase Manhattan Bank.

Joanne B. Wills, Esquire and David S. Eagle, Esquire, Klehr, Harrison, Harvey, Branzburg & Ellers, Wilmington, Delaware; James E. Spiotto, Esquire, Ann Acker, Esquire, Franklin H. Top, III, Esquire, and Nathan F. Coco, Esquire, Chapman & Cutler, Chicago, Illinois; counsel for LaSalle National Bank as Indenture Trustee.

Teresa K.D. Currier, Esquire and Adam G. Landis, Esquire, Duane, Morris & Heckscher, Wilmington, Delaware; Gary M. Schildhorn, Esquire, Gary D. Bressler, Esquire and Leon R. Barson, Esquire, Adelman, Lavine, Gold & Levin, P.C., Philadelphia, Pennsylvania; counsel for Official Committee of Equity Security Holders.

Neil B. Glassman, Esquire, Charlene Davis, and Jeffrey Schlerf, Esquire, Bayard, Handelman & Murdoch, P.A., Wilmington, Delaware; David M. Friedman, Esquire, Michael C. Harwood, Esquire, David S. Rosner, Esquire and Lorie R. Beers, Esquire, Kasowitz, Benson, Torres & Friedman LLP, New York, New York; counsel for Official Bondholders Committee.

                         ____________________________


Dated:  May 14, 1997

McKELVIE, District Judge

          This is a bankruptcy case. Marvel Entertainment Group, Inc. ("Marvel") and certain of its subsidiaries are debtors-in-possession in Chapter 11 proceedings. Appellants Official Bondholder Committee ("the Bondholders Committee") and LaSalle National Bank ("LaSalle") appeal from the March 24, 1997 order of the United States Bankruptcy Court for the District of Delaware enjoining the exercise of shareholder voting rights to replace Marvel's board of directors. For the reasons set out below, the court will vacate the bankruptcy court's order and remand for further proceedings consistent with this opinion.
I.   Factual and Procedural Background
          The following facts are drawn from the parties' briefs and the record of proceedings below. Approximately 80% of Marvel's common stock is owned or controlled by three holding companies: Marvel Holdings, Inc. ("Marvel Holdings"), Marvel (Parent) Holdings, Inc. ("Marvel (Parent)"), and Marvel III Holdings, Inc. All three holding companies (collectively referred to herein as "the Marvel Holding Companies") are owned by Mr. Ronald O. Perelman. The balance of Marvel's common stock is held by pubic stockholders (18.84%) and entities owned or controlled by Mr. Perelman (2.35%).
          In 1993 and 1994, the Marvel Holding Companies raised $894 million through the issuance of bonds. The bonds were issued pursuant to three separate indentures and were secured by a pledge of approximately 80% of Marvel's stock and by 100% of the stock of Marvel (Parent) and Marvel Holdings. An indenture trustee was appointed to act for the bondholders under the indentures. LaSalle is the current indenture trustee.
          On December 27, 1996, Marvel and certain of its subsidiaries (collectively referred to herein as "the Debtors") filed separate petitions for relief under Chapter 11 of the United States Bankruptcy Court for the District of Delaware. The Debtors' cases have been procedurally consolidated and are being jointly administered. On the same day, the Marvel Holding Companies also filed petitions for relief under Chapter 11 in the bankruptcy court. The Marvel Holding Companies' cases have also been procedurally consolidated and are also being jointly administered, although they are being administered separately from the Debtors' cases.
          Shortly after the Debtors and the Marvel Holding Companies filed petitions for Chapter 11 relief, the Bondholders Committee was formed in the Marvel Holdings Companies' cases to represent parties currently holding the bonds previously issued by the Marvel Holding Companies. After Marvel obtained an order in its case requiring any potential claims against Marvel to be filed within one month of its commencement of bankruptcy proceedings, LaSalle (hereinafter referred to as "the Indenture Trustee") filed several proofs of claims against Marvel on behalf of the bondholders so that they may recover against Marvel in the event Marvel is liable for any wrongdoing with respect to the amounts owed by the Marvel Holding Companies under the indentures.
          On January 13, 1997, the Bondholders Committee and the Indenture Trustee moved to lift the automatic stay imposed by the Bankruptcy Code <F1> in the Marvel Holding Companies' cases to allow the bondholders and the Indenture Trustee to foreclose on and vote the pledged shares of stock as a result of the Holding Companies' default under the indentures.
<F1> The Bankruptcy Code provides in relevant part:
     (a) ...a petition filed under section 301...of this title...operates as a stay, applicable to all entities, of-
          (3) any act to obtain possession of property of the estate or to exercise control over property of the estate...
     See 11 U.S.C. Section 362(a)(3)
          On February 26, 1997, after two days of evidentiary hearings, the bankruptcy court entered an order lifting the stay in the Marvel Holding Companies' cases to permit the bondholders and the Indenture Trustee to foreclose on and vote the pledged shares. In lifting the stay, however, the bankruptcy court noted that the issue of whether the automatic stay imposed in the Debtors' cases would be implicated by any subsequent action taken by the bondholders and the Indenture Trustee with respect to the pledged shares was not yet before the court.
          On March 19, 1997, the Bondholders Committee and the Indenture Trustee notified the Debtors of the intent of the bondholders and the Indenture Trustee to vote the pledged shares to replace Marvel's board of directors. Subsequently, on March 24, 1997, the Debtors instituted an adversary proceeding in the Debtors' cases by filing a complaint for declaratory and injunctive relief and a motion for a temporary restraining order ("TRO") and a preliminary injunction enjoining the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors. Also on that day, Chase Manhattan Bank, as agent for the senior secured lenders in the Debtors' cases, commenced a similar adversary proceeding in the Debtors' cases wherein it sought substantially the same relief. Both the Debtors and Chase sought injunctive relief pursuant to Sections 362(a) and 105(a)<F2> of the Bankruptcy Code.
<F2> Section 105(a) of the Bankruptcy Code provides in relevant part:  "The court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title." See U.S.C. Section 105(a).
          Later that day, the bankruptcy court held a hearing on the Debtors' and Chase's motions for a TRO. The court heard oral argument from the parties but did not hear testimony or admit any evidence. At the conclusion of the hearing, the court held that Section 362(a)(3) prevented the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors until they first sought and obtained relief from the automatic stay pursuant to Section 362(d) of the Bankruptcy Code.<F3> The court denied the Debtors' and Chases' motions for a TRO pursuant to Section 105(a) because neither the Debtors nor Chase made any showing of irreparable harm.
<F3> Section 362(d) of the Bankruptcy Code provides that, on request of a party in interest and after notice and a hearing, the bankruptcy court shall grant relief from the stay provided under Section 362(a) by terminating, annulling, modifying, or conditioning such stay where, among other things, the party interest demonstrates cause, including the lack of adequate protection of a property interest. See 11 U.S.C. Section 362(d).
          On March 28, 1997, the Bondholders Committee and the Indenture Trustee filed a notice of appeal and a motion for expedited review of the bankruptcy court's March 24, 1997 order. This court granted appellants' motion on April 1, 1997. On April 10, 1997, appellees Chase and the Debtors each moved to dismiss the appeal on the ground that this court lacks jurisdiction to entertain the appeal. On May 1, 1997, the court heard oral argument on appellees' motion and the merits of the appeal.
          Shortly after the bankruptcy court issued its March 24, 1997 order, appellants filed a motion to lift the stay pursuant to Section 362(d). A hearing on that motion is currently scheduled in bankruptcy court for June 6, 1997. In addition, a hearing with respect to the relief sought by appellees in the adversary proceedings is currently scheduled for June 16, 1997.
II.  DISCUSSION
          Before turning to the merits of this appeal, the court must address appellees' contention that the court cannot hear the appeal because it lacks jurisdiction.
     A.   THE COURT'S JURISDICTION OVER THE APPEAL
          Appellees contend that the court lacks jurisdiction to hear this appeal because the bankruptcy court's March 24, 1997 order is not a final order. District courts have jurisdiction to hear appeals from the final judgments, orders, and decrees of bankruptcy courts. 28 U.S.C. Section 158(a)(I). The Third Circuit has repeatedly emphasized that considerations unique to bankruptcy proceedings require courts to adopt a pragmatic approach in determining the finality of bankruptcy orders. Commerce Bank v. Mountain View Village, Inc., 5 F.3d 34, 36-37 (3d Cir. 1993). The court has explained that bankruptcy cases frequently involve protracted proceedings and the participation of numerous parties. In re F/S Airlease II, Inc., 844 F.2d 99, 103-04 (3d Cir. 1988). To avoid the waste of time and resources that might result from reviewing discrete portions of a case only after a plan of reorganization is approved, courts have permitted review of orders that in other contexts might be considered interlocutory. Id. at 104.
          In determining the finality of bankruptcy orders, the Third Circuit has relied on such factors as the impact of the order on the assets of the estate, the preclusive effect of a decision on the merits, the need for additional fact-finding on remand, and whether the interests of judicial economy will be furthered. Commerce Bank, 5 F.3d at 37. Applying some of these factors in United States v. Nicolet, Inc., 857 F.2d 202 (3d Cir. 1988), the Third Circuit held that a district court's decision concerning the application of the automatic stay was a final, appealable order. In so holding, the court relied on factors such as the unique characteristics of the automatic stay, the purely legal nature of the district court's decision, and the fact that the decision at issue required no further work by the district court. Id. at 206; see also Lomas Financial Corp. v. Northern Trust Co., 932 F.2d 147, 151 n.2 (2d Cir. 1991) (observing that a decision that the automatic stay applies is final as to that issue and is appealable).
          Here, likewise, the court concludes that the bankruptcy court's order is final and therefore appealable. The bankruptcy court's order addresses a discrete legal issue -- whether Section 362(a)(3) prevents the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors -- that would involve no additional fact-finding on remand. This court's review of the bankruptcy court's decision would also promote judicial economy. If the court does not hear this appeal, it will nevertheless be faced with the issue raised by this appeal on final appeal. During the interim, however, the bankruptcy court will have conducted a fact-intensive hearing as to whether cause exists to lift the stay. Thus, a decision by this court at this time that the automatic stay does not apply to prevent the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors would save judicial time and resources by obviating the need for the bankruptcy court to conduct that hearing. Finally, the bankruptcy court's order has a significant impact on the assets of the estate. Both sides in this dispute maintain that Marvel's financial well-being is dependent upon the composition of its board. Thus, the bankruptcy court's order either protects Marvel's assets or places them in jeopardy.
          The Debtors further contend that the bankruptcy court's order is not appealable because it fails to meet the requirements of Rule 9021 of the Federal Rules of Bankruptcy Procedure. Rule 9021, which makes Rule 58 of the Federal Rules of Civil Procedure<F4> applicable to bankruptcy proceedings, provides that "[e]very judgment entered in an adversary proceeding or in a contested matter shall be set forth on a separate document." At the conclusion of the hearing on appellees' motions for a TRO, the bankruptcy court granted appellees' motions pursuant to Section 363(a)(3) and directed that the record was "so ordered," but did not enter a separate order granting that relief.
<F4> Rule 58 provides in relevant part:  "Every judgment shall be set forth on a separate document.  A judgment is effective only when so set forth . . . ."
          Appellate review, however, is not necessarily precluded where a lower court fails to set forth a decision in a separate order. For instance, in Schrob v. Catterson, 948 F.2d 1402, 1407 (3d Cir. 1991), a district court orally denied a motion to dismiss at the conclusion of a hearing on the motion, informing the parties that it would not enter a separate written order because its ruling was too complicated to reduce to writing. Although the Third Circuit noted its disapproval of the district court's procedure, it stated that "a holding that it deprives us of appellate jurisdiction would exalt form over substance." The court concluded that the transcript of the hearing on the motion provided enough information to review the district court's decision, and that therefore it would be inefficient to remand the case simply because the district court failed to enter a separate order.
          Here, the transcript of the hearing on appellees' motions for a TRO provides sufficient information to review the bankruptcy court's decision which this court has concluded is otherwise final and appealable.
Accordingly, the bankruptcy court's failure to enter a separate order granting appellees' motion for a TRO does not preclude the court from reviewing its decision. See also Burlington Northern R.R. Co. v. Huddleston, 94 F.3d 1413, 1416 n.3 (10th Cir. 1996) holding that the absence of a separate document will not prohibit appellate review where no question exists as to the finality of a lower court's decision).
          Although the court has concluded that the bankruptcy court's March 24, 1997 order is final and appealable, the court observes that even if it had concluded otherwise it would nevertheless grant appellants leave to appeal. Under 28 U.S.C. Section 158(a)(3), upon granting leave to appeal, district courts have jurisdiction to hear appeals from interlocutory bankruptcy orders. Rule 8003 of the Federal Rules of Bankruptcy Procedure, which governs motions for leave to appeal, provides that, "[i]f a required motion for leave to appeal is not filed, but a notice of appeal is timely filed, the district court or bankruptcy appellate panel may grant leave to appeal or direct that a motion for leave to appeal be filed." Fed. R. Bankr. P. 8003(c). Although appellants have not filed a motion for leave to appeal, the court will construe their timely notice of appeal as such a motion.
          Neither Section 158(a) nor Rule 8003 set forth criteria for district courts to evaluate in determining whether to grant leave to appeal interlocutory bankruptcy orders. In In re Bertoli, 812 F.2d 136, 139 (3d Cir.
1987), the Third Circuit concluded that Congress intended district courts to be able to review interlocutory orders "for such cause as found by the district court" in that case. In deciding to hear an interlocutory bankruptcy order, the district court applied the standard set forth under 28 U.S.C.
Section 1292(b) governing interlocutory appeals to the courts of appeals from the orders of district courts. Under Section 1292(b), an interlocutory order may be appealed where a district court certifies that 1) the order from which the appeal is taken involves a controlling question of law; 2) there is substantial ground for difference of opinion as to the controlling question of law; and 3) an immediate appeal may materially advance the ultimate termination of the litigation.
          The bankruptcy court's order involves a controlling question of law. A controlling question of law at the very least encompasses a ruling which, if erroneous, would be reversible error on final appeal. Katz v. Carte Blanche Corp., 496 F.2d 747, 755 (3d Cir. 1974) (en banc). If the bankruptcy court's decision that Section 363(a)(3) prevents the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors is erroneous, its decision would be reversible error if the bankruptcy court grants the relief appellees seek in the adversary proceedings on that basis.
          An immediate appeal of the bankruptcy court's order may also materially advance the ultimate termination of the litigation in this case.
As discussed above, a decision by this court that the bankruptcy court erred would obviate the need for the bankruptcy court to conduct a fact-intensive hearing as to whether cause exists to lift the stay. Additionally, such a decision by this court could also result in the speedy conclusion of the adversary proceedings. Appellees moved for a TRO under Sections 362(a) and 105(a). The bankruptcy court denied appellees' motions under Section 105(a) because appellees failed to show irreparable harm. Thus, unless appellees demonstrate other grounds for injunctive relief, there may be little for the bankruptcy court to do on remand in the adversary proceedings except enter judgment in favor of appellants.
          With respect to the requirement that there be substantial difference of opinion as to the controlling issue of law, the court concludes that, although the application of this criterion makes sense where a district court must determine whether to certify a decision for appeal to a court of appeals, it cannot apply where, as here, a district court believes that there is no substantial ground for difference of opinion because the bankruptcy court's decision is contrary to well-established law. To conclude that a district court may grant leave to appeal where substantial ground for difference of opinion exists but not where the court believes that the bankruptcy court's decision is contrary to well-established law would create the absurd result that interlocutory bankruptcy decisions involving close questions of law may be appealable but those that are clearly reversible may not. To the extent the Third Circuit has approved the standard set forth under Section 1292(b) as a test for district courts to apply in determining whether to grant leave to appeal interlocutory bankruptcy orders, the court believes that the Third Circuit would not endorse a rigid application of that standard where it would produce such a result.
          Accordingly, for the reasons set out above, the court will deny appellees' motion to dismiss the appeal.
          B.   THE BANKRUPTCY COURT'S DECISION
          The bankruptcy court held that the automatic stay imposed by Section 362(a)(3) of the Bankruptcy Code prevents the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors unless they first seek and obtain relief from the stay. The bankruptcy court's decision is a legal conclusion over which this court exercises plenary review. See In re Visual Indus., Inc., 57 F.3d 321, 324 (3d Cir. 1995). The court concludes that the bankruptcy court's decision was erroneous.
          It is well settled that the right of shareholders to compel a shareholders' meeting for the purpose of electing a new board of directors subsists during reorganization proceedings. In re Johns-Manville Corp., 801 F.2d 60, 64 (2d Cir. 1986). The right of shareholders "to be represented by directors of their choice and thus to control corporate policy is paramount." In re Potter Instrument Co., Inc., 593 F.2d 470, 475 (2d Cir. 1979) (quoting In re J.P. Linahan, Inc., 111 F.2d 590, 592 (2d Cir. 1940)). Shareholders, moreover, "should have the right to be adequately represented in the conduct of a debtor's affairs, particularly in such an important matter as the reorganization of the debtor." Johns-Manville, 801 F.2d at 65 (quoting In re Bush Terminal Co., 78 F.2d 662, 664 (2d Cir. 1935)). As a result, the election of a new board of directors may be enjoined only under circumstances demonstrating "clear abuse." See, e.g., Johns-Manville, 801 F.2d at 64; In re Heck's Properties, Inc., 151 B.R. 739, 759-60 (S.D.W.Va. 1992); In re
Allegheny Internat'l Inc., 1988 WL 212509, at *4 (W.D. Pa. May 31, 1988). "Clear abuse" requires a showing that the shareholders' action in seeking to elect a new board of directors "demonstrates a willingness to risk rehabilitation altogether in order to win a larger share for equity." Johns-Manville, 801 F.2d at 65. The fact that the shareholders' action may be motivated by a desire to arrogate more bargaining power in the negotiation of a reorganization plan, without more, does not constitute clear abuse. Id. at 64.
          It follows from these principles that the automatic stay provisions of the Bankruptcy Code are not implicated by the exercise of shareholders' corporate governance rights. Indeed, if it were otherwise, there would be no need to determine whether shareholders' actions evidenced clear abuse. For instance, because the directors of a debtor-in-possession control and manage the debtors' operations, any election of a new board would be considered an attempt to exercise control over the assets of the estate and would thus be barred by Section 362(a)(3). In each of the cases cited above, however, courts considered only whether shareholders' attempts to elect a new board constituted clear abuse.
          Chase suggests that the plain meaning of the language "to exercise control over property of the estate," which was added to Section 362(a)(3) by Congress in 1984, dictates the application of the automatic stay to an attempt by shareholders to elect a new board of directors. As appellants point out, however, if Congress had intended such a marked departure from well-established law, the legislative history of the 1984 amendment would contain some indication of that intention. The addition of the phrase "or to exercise control over property of the estate" was made pursuant to Section 441(a)(2) of the Bankruptcy Amendments and Federal Judgeship Act of 1984, Pub. L. No. 98-353, 98 Stat. 333, under the subheading "Subtitle H -- Miscellaneous Amendments to Title 11." As noted by one court, Congress provided no explanation for adding the "exercise control" language to Section 362(a)(3). See United States v. Inslaw, Inc., 932 F.2d 1467, 1473 n.3 (D.C. Cir. 1991). Accordingly, the court cannot surmise that Congress intended the "exercise control" language to apply to an action by shareholders to elect a new board of directors. See In re Cohen, 106 F.3d 52, 58 (3d Cir. 1997) ("The Supreme Court has observed that a court should 'not read the Bankruptcy Code to erode past bankruptcy practice absent a clear indication that Congress intended such a departure.'") (citation omitted).
          The Debtors rely heavily on two cases in support of the automatic stay. In an oral decision in In re Fairmont Communications Corp., No. 92-B-44861 (Bankr. S.D.N.Y. Mar. 3, 1993), the bankruptcy court applied Section 362(a)(3) to prevent a creditor and shareholder of the debtor from appointing additional members to the debtor's board of directors pursuant to certain proxies that it had been granted to ensure repayment of its loan to the debtor. In holding that the automatic stay applied, however, the court noted that it was not "confronted with the conventional case of a shareholder seeking to invoke its corporate governance rights" because the rights the creditor/shareholder sought to exercise "stem[med] from its status as [the debtor's] largest unsecured creditor and [were] implicated only because [its] note [had] not been paid." Tr. at 14.
          Similarly, in In re Bicoastal Corp., 1989 Bankr. LEXIS 2046 (Bankr. M.D. Fla. Nov. 21, 1989), the bankruptcy court held that Section 362(a)(3) prevented a creditor and preferred shareholder of the debtor from exercising its right to elect a majority of the debtor's board of directors that accrued when the debtor failed to timely repay the creditor/preferred shareholder's loan to the debtor. The court observed, however, that by reason of the creditor's dual status as preferred shareholder and creditor, "matters of corporate governing in the orthodox sense" were not implicated and that, if that "were the case, there [was] hardly any doubt that absent some showing of extraordinary circumstances, [the] Court [had] no jurisdictional power to interfere with corporate governance." Id. at *14-15. The court noted that "it was Congress' intent that the automatic stay permit [a] debtor to attempt a repayment or reorganization or simply to be relieved of the financial pressures that drove him into bankruptcy by granting the debtor a breathing spell from his creditors," id. at *17, and applied Section 362(a)(3) because the creditor/shareholder was a creditor of the debtor.
          The courts in Fairmont and Bicoastal thus applied the automatic stay provisions of Section 362(a)(3) in order to prevent creditors of debtors from gaining control of the debtors' estates through the exercise of corporate governance rights. The Debtors argue that here, too, the bondholders are seeking to exercise rights accruing to them as creditors rather than traditional shareholder rights because the shares were pledged as security for the payment of the bonds issued by the Marvel Holding Companies. Appellants, however, did not acquire shareholder rights in Marvel as creditors of Marvel, but rather as creditors of the Marvel Holding Companies. Because the pledged shares were property of the Marvel Holding Companies' estates, appellants were required to seek and, indeed, obtained relief from the automatic stay in the Marvel Holding Companies case that prevented them from exercising control over those shares. The fact that they acquired shareholder rights in Marvel by exercising creditor remedies in the Marvel Holding Companies case is of no moment. Although the Debtors argue that the objective of the bondholders and the Indenture Trustee is to "seize control of the assets and properties of [Marvel] to effect a recovery on loans advanced," see Debtors' Ans. Br. at 21, the bondholders cannot exercise their shareholder rights in Marvel to obtain payment from Marvel of any claims they may have against the Marvel Holding Companies for their default under the indentures. Marvel is apparently not a party to the indentures and is thus not contractually obligated to repay the bondholders. It is true that the Indenture Trustee filed proofs of claims against Marvel on behalf of the bondholders so that they may recover against Marvel in the event Marvel is liable for independent wrongdoing with respect to the amounts owed by the Marvel Holding Companies under the indentures. The Debtors, however, have not articulated how the bondholders might exploit their right to elect a new board to collect on those potential claims. Thus, given the paramount right of shareholders to exercise corporate governance rights, the court believes that it would be inappropriate to apply the automatic stay merely because of speculation that a new board elected by the bondholders might take some action that would violate the automatic stay. Should a new board elected by the bondholders attempt to take any action that would run afoul of Section 362(a), they can be enjoined from doing so. See, e.g., In re Prudential Lines Inc., 928 F.2d 565 (2d Cir. 1991) (enjoining sole shareholder from taking worthless stock deduction under Section 362(a)(3) when deduction would be an attempt to exercise control over property of debtor's estate).
          Finally, Chase suggests that Marvel is insolvent and that as a result the automatic stay applies. Chase cites dicta in Johns-Manville to the effect that, if a debtor is insolvent, it would probably be inappropriate to permit shareholders to call a meeting because they would no longer have equity in the debtor and thus be real parties-in-interest. Even if that proposition were correct, however, the bankruptcy court has never found that Marvel is insolvent. Accordingly, that issue is not a proper subject of this appeal.
III. Conclusion
          For reasons stated above, the court concludes that the bankruptcy court erred in holding that Section 362(a)(3) prevents the bondholders and the Indenture Trustee from voting the pledged shares to replace Marvel's board of directors unless they first seek and obtain relief from the automatic stay. Chase urges the court to sustain the TRO issued by the bankruptcy court on the alternative ground that the bondholders and the Indenture Trustee should be enjoined under Section 105(a), or at least remand this matter to the bankruptcy court for further consideration of appellees' motions for a TRO under Section 105(a). The bankruptcy court, however, denied appellees' motions for a TRO under Section 105(a) on the ground that they failed to show "irreparable harm," as required for injunctive relief under Section 105(a), see In re Wedgewood Realty Group, Ltd., 878 F.2d 693, 700-01 (3d Cir. 1989), and appellees have not appealed that ruling. Accordingly, the court will vacate the bankruptcy court's March 24, 1997 order. The court will, however, provide that the effect of this decision be delayed for 10 days in order to allow appellees to apply to the bankruptcy court for such relief as they may deem appropriate.

                      IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF DELAWARE


IN RE:                         )
                               )
MARVEL ENTERTAINMENT GROUP,    ) Chapter 11 Case
INC., THE ASHER CANDY COMPANY, )
FLEER CORP., FRANK H. FLEER    )
CORP., HEROES WORLD DISTRI-    ) Nos. 96-2067 (HSB)
BUTION, INC., MALIBU COMICS    ) through 96-2077 (HSB)
ENTERTAINMENT INC., MARVEL     )
CHARACTERS INC., MARVEL DIRECT )
MARKETING INC., and SKYBOX     )
INTERNATIONAL INC.,            ) (Jointly Administered)
                               )
               Debtors.        )
_____________________________  )
                               )
OFFICIAL BONDHOLDERS           )
COMMITTEE, LaSALLE NATIONAL    )
BANK, as Indenture Trustee,    )
                               )
               Appellants,     )
                               )
          v.                   ) Civil Action No. 97-145-RRM
                               )
THE CHASE MANHATTAN BANK, as   )
agent,                         )
                               )
               Appellees.      )
                               )
IN RE:                         )
                               )
MARVEL ENTERTAINMENT GROUP,    ) Chapter 11 Case
INC., THE ASHER CANDY COMPANY, )
FLEER CORP., FRANK H. FLEER    )
CORP., HEROES WORLD DISTRIBU-  )
TION, INC., MALIBU COMICS      )
ENTERTAINMENT INC., MARVEL     )
CHARACTERS INC., MARVEL DIRECT )
MARKETING INC., and SKYBOX     )
INTERNATIONAL INC.,            ) Nos. 96-2069 (HSB)
                               )
               Debtors.        ) through 96-2077 (HSB)
                               )
______________________________ ) (Jointly Administered)

OFFICIAL BONDHOLDERS           )
COMMITTEE, LaSALLE NATIONAL    )
BANK, as Indenture Trustee,    )
                               )
               Appellants,     )
                               )
          v.                   ) Civil Action No. 97-146-RRM
                               )
MARVEL ENTERTAINMENT GROUP,    )
INC., THE ASHER CANDY COMPANY, )
FLEER CORP., FRANK H. FLEER    )
CORP., HEROES WORLD DISTRIBU-  )
TION, INC., MALIBU COMICS      )
ENTERTAINMENT INC., MARVEL     )
CHARACTERS INC., MARVEL DIRECT )
MARKETING INC., and SKYBOX     )
INTERNATIONAL INC.,            )
                               )
               Appellees.      )


                       ORDER DENYING APPELLEES' MOTIONS
                        TO DISMISS APPEAL AND VACATING
                    BANKRUPTCY COURT'S MARCH 24, 1997 ORDER


          For the reasons set out in this court's May 14, 1997 opinion, IT IS HEREBY ORDERED as follows:
          1) Appellees' motions to dismiss the joint appeal of the Official Bondholders Committee and LaSalle National Bank as Indenture Trustee (D.I. 12 (97-145) and D.I. 9 (97-146)) are denied.
          2) The bankruptcy court's March 24, 1997 order issued in In re Marvel Entertainment Group, Inc., et al., Case Nos. 96-2069 through 96-2077, is vacated, effective at noon on May 23, 1997.
                              ____________________________
                              UNITED STATES DISTRICT JUDGE

Dated:  May 14, 1997